Exhibit 99.1

24/7 Real Media, Inc. 1250 Broadway New York, NY 10001 Tel: 212-231-7100 Fax: 212-629-4170 Internet: www.247realmedia.com	Terra Lycos 100 Fifth Avenue Waltham, MA 02451 Tel: 781-370-2700 Fax: 781-370-3412 Internet: http://www.terralycos.com	Terra Lycos Paseo de la Castellana, 92 28046 Madrid, Spain Tel: 34 91 452 30 47

LYCOS U.S. ENTERS MULTI-YEAR COMPREHENSIVE MEDIA SALES AND
TECHNOLOGY AGREEMENT WITH 24/7 REAL MEDIA

24/7 Real Media to Provide Media Sales, Ad Serving, Analytics and Behavioral
Targeting Technology as Lycos Embarks on Strategy Centered on Creating and
Re-creating Relationships Online

Agreement Makes the 24/7 Web Alliance the 4th Largest Media Entity on the Internet(1)

WALTHAM, Mass, and NEW YORK — February 11, 2004 — Terra Lycos (Nasdaq: TRLY and Madrid Exchange: TRR), the global Internet group, and 24/7 Real Media, Inc. (Nasdaq: TFSM), a pioneer in interactive marketing and technology, today announced the signing of a multi-year strategic agreement for 24/7 Real Media to provide media sales, ad serving and analytics technology and services for Lycos U.S. Web properties.

As part of the agreement, the 24/7 Real Media sales force will represent the U.S. properties of Lycos, Inc., for all display advertising.  The Lycos properties, which attract 50 million U.S. monthly unique users(2), will enter the 24/7 Web Alliance, which will then be the 4th largest Media Entity on the Internet(1) with more than 66 million monthly unique users.  The 24/7 Web Alliance is the Company’s suite of Web advertising solutions comprised of branded Web sites, vertical content channels and a direct marketing network of more than 700 Web sites.  Lycos U.S. operates a network of highly branded Web sites which include: Quote.com, Tripod.com, Angelfire.com, HotBot.com, Matchmaker.com, and Wired News (Wired.com).  In a separate announcement, Lycos today introduced a new strategy that will focus on Lycos becoming the leading Web site for creating and re-creating relationships online.

Mark Stoever, executive vice president of Terra Lycos U.S., said: “Lycos’ primary focus is to grow audience across critical properties that fit our strategies.   Display advertising is an

(1) source: ComScore Media Metrix custom Ad Focus category which includes the combined unduplicated audience of 24/7 Real Media and Lycos

(2) source: ComScore Media Metrix’s December 2003 Ad Focus report important part of our business, and we sought a total advertising solution with 24/7 Real Media.”

David J. Moore, chairman and CEO of 24/7 Real Media, said: “We are delighted that Lycos shares our vision of the future of interactive advertising, where publishers can access sales, ad serving and analytics to increase audience, revenue and profits, all via one relationship.  Our company has long believed that these services are critical to publishers and this strategic agreement is proof positive of this belief.  We look forward to defining the future with Lycos and our other customers.”

David Hills, president of media solutions, 24/7 Real Media, said: “This agreement allows Lycos to leverage the full suite of relevant and practical products and services we offer.  Both companies, along with our other publisher clients and advertisers will benefit from the increased reach, wide deployment of our analytics product and the content and behavioral targeting which it enables.  We strive to offer all of our customers value, performance and innovation through a complete solution for today and the future.”

Additionally, Terra Lycos will leverage two key products within 24/7 Real Media’s Open AdSystem™ technology suite.  Open AdStream®, the award winning ad management technology will be utilized to serve ads for all Lycos U.S. Web properties.  All Lycos U.S. properties will deploy Insight XE™, 24/7’s Web analytics technology, which will enable behavioral targeting across all properties, and assist Lycos in growing its vast audience.

The 24/7 Web Alliance is designed to deliver targeted advertising campaigns that generate high response results while offering content alignment and quality brand affiliation.

Developed with some of the world’s leading publishers, Open AdStream enables organizations to control individual ad deliveries, generate detailed reports and maximize ad placements across their entire network of Web sites.

Insight XE is 24/7 Real Media’s proprietary Web analytics solution that helps organizations measure, analyze and understand the behavior of their Web site visitors in real-time, in the language of their business, not in the language of their Web server.

About Terra Lycos

Terra Lycos is a global Internet group, with a presence in 40 countries in 19 languages. The group, which resulted from Terra Networks, S.A’s acquisition of Lycos, Inc. in October 2000, operates some of the most widely visited websites in the U.S., Europe, Asia and Latin America, and is the largest access provider in Spain and Latin America.

Terra Lycos’ network of Web sites includes Terra in 18 countries, Lycos in 22 countries, Angelfire.com, Atrea.com, Azeler.es, Educaterra.com, Gamesville.com, HotBot.com, Ifigenia.com, Invertia.com, Lycos Zone, Maptel.com, Matchmaker.com, Quote.com, RagingBull.com, Rumbo.com, Tripod.com, Uno-e.com and Wired News (Wired.com), among others.

Terra Lycos, with headquarters in Barcelona and operating centers in Madrid and Boston, as well as elsewhere, is listed on the Madrid stock exchange (ticker: TRR) and on the NASDAQ electronic market (ticker: TRLY).

About 24/7 Real Media, Inc.

24/7 Real Media, a pioneer in interactive marketing and technology, targets and delivers audiences for publishers and marketers.  Our customers generate increased revenue and profits through media and search services, coupled with one seamless platform of serving, targeting, tracking and analytics technologies.  The company is headquartered in New York, with offices in other major U.S. cities,

Canada, Europe and Asia. For more information, please visit www.247realmedia.com.

24/7 Real Media: Delivering today, Defining tomorrow.

Caution concerning forward-looking statements:

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of February 11, 2004.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

©2003 Lycos, Inc. Lycos® is a registered trademark of Carnegie Mellon University.  All other product or service marks mentioned herein are those of Terra Networks, S.A., Lycos, Inc. or their respective owners.  All rights reserved.

For more information, please contact:

Investor Relations Trúc N. Nguyen VP, Investor Relations Stern & Co. Telephone: 212-888-0044 Email: tnguyen@sternco.com	Media Relations Jill Janson The MWW Group Telephone: 212-827-3765 Email: jjanson@mww.com

For Terra Lycos:

Brian Payea Terra Lycos 781-370-2885 brian.payea@corp.terralycos.com	Billee Howard Weber Shandwick Worldwide 212-445-8355 bhoward@webershandwick.com